Exhibit 10.1

JDS Uniphase Corporation
430 N. McCarthy Boulevard
Milpitas, CA 95035
March 21, 2013
www.jdsu.com
Thomas H. Waechter
JDS Uniphase Corporation
430 North McCarthy Blvd
Milpitas, California 95035

Dear Tom,

On behalf of the Board of Directors of JDS Uniphase Corporation (sometimes hereafter referred to as “JDSU” or “the Company”), please allow this letter agreement (the “Amendment”)  to confirm an amendment to certain terms contained within your offer letter and contract of employment dated December 17, 2008 (the “Employment Contract”).  All defined terms in this Amendment not otherwise defined shall have the same meaning as in the Employment Contract.

1.              The third full paragraph on the second page of the Employment Contract shall be amended and restated in its entirety as follows:

Notwithstanding the preceding paragraph, in the event your employment is terminated by the Company for reasons other than for “Cause” prior to any “Change of Control” (as both terms are defined below) of the Company, and subject to your execution of a separation agreement and release of claims reasonably acceptable to the Company, you will be eligible as of the effective date of such release of claims for the following severance benefits in full satisfaction of any statutory, contractual or common law entitlements which you may have or could have as a result of the termination of your employment: (i) a cash payment equivalent to two and one half (2 1/2) times your annual base salary as of the date of termination of employment; and (ii) Company paid COBRA benefits continuation for a period of the lesser of the maximum allowable COBRA period or 24 months.

2.              The fourth full paragraph on the second page of the Employment Contract shall be amended and restated in its entirety as follows:

Furthermore, in the event your employment is terminated by the Company for reasons other than for Cause or by you for “Good Reason” (as defined below) upon or following any Change of Control of the Company, and subject to your execution of a separation agreement and release of claims reasonably acceptable to the Company and to you, you will be eligible as of the effective date of such release of claims for the following severance benefits in full satisfaction of any statutory, contractual or common law entitlements which you may have or could have as a result of the termination of your employment: (i) a cash payment equivalent to the sum of (A) three times your annual base salary as of the date of termination of employment, and (B) one year of your annual target bonus opportunity; (ii) your right, title and entitlement to any unvested options, restricted stock units, or any other securities or similar incentives which have been granted or issued to you as of the date of termination of your employment, shall immediately vest and be fully exercisable, free from any restrictions other than those imposed by applicable state and federal securities laws, and all such securities shall continue to be exercisable (if applicable) in accordance with the terms of each grant, provided that, and notwithstanding any provision in the applicable notice of grant and grant agreement to the contrary, all stock options shall at a minimum remain exercisable for a period of the shorter of: (y) three years from the Termination Date,

Thomas H. Waechter

March 21, 2013

or (z) the full term of the security as provided in the notice of grant and grant agreement and applicable equity incentive plan; and (iii) Company paid COBRA benefits continuation for a period of the lesser of the maximum allowable COBRA period or 24 months.  Further, in the event it is determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change of Control (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of this letter agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to you pursuant to this paragraph shall be reduced (but not below zero) to the maximum amount that could be paid to you without giving rise to the Excise Tax (the “Safe Harbor Cap”).

And a new paragraph shall be inserted immediately after the preceding paragraph as follows:

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums pursuant to any provision of this letter agreement would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on or before the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Additional Severance Payment”), for the remainder of the COBRA payment period.  Executive may, but is not obligated to, use such Additional Severance Payment toward the cost of COBRA premiums.

If the terms and conditions of this Amendment are acceptable to you as defined in this Amendment, please indicate your acceptance by signing and returning a signed duplicate copy of this Amendment to Andrew Pollack by close of business on March 26, 2013.

Tom, the Board is pleased to provide you with this Amendment to the Employment Agreement, and we look forward to your continued service and leadership of the Company as its President and Chief Executive Officer.

Sincerely,

Richard Belluzzo
Chairman, Board of Directors
JDS Uniphase Corporation

Thomas H. Waechter

March 21, 2013

I accept the terms of this Amendment to the Employment Agreement under the terms hereinabove described.  I acknowledge that the Employment Agreement as amended by this Amendment is the complete agreement concerning my employment and supersedes all prior or concurrent agreements and representations except as explicitly stated herein and may not be modified in any way except in writing executed by an authorized agent of JDSU.

Thomas H. Waechter	Date